Exhibit 10.27

                          Technology Transfer Agreement

Yuyu No. 22 (Original name: Yudan No. 8703), a new variety of corn gown by Henan Agriculture University has been approved by the Henan Variety Examination and Approval Committee, and has been demonstrated in Henan Province, Gansu Province and Shan'xi Province. Compared with other varieties which are highly promoted at local areas, it has a distinct advantage on production increase. For the purpose of promoting such variety, After friendly negotiations, Henan Agriculture University (Party A) and Beijing Origin Seed Limited (Party B) has entetred into the following agreements:

I. Right, Responsibilities and Obligations of Party A:

1. Intellectual Property of this variety and parent breeding shall be owned by Party A.

2. Party A shall be responsible to notify this variety and accomplish the National reviewing process by 2000.

3. Party A agrees that Party B shall have the right of producing and right of distribution, and parental propagation right of production of this variety from 1998i(pound)

4. Party A shall assist Party B on building demonstration base in the areas which are suitable for the growth within or outside the territory of Henan Province, and exploiting the seed market.

5. Party A shall be responsible to provide the technical materials and technical instruction of planting of seed production and hybridized seed.

6.    Party shall supervise the seed quality and planting area of this variety.

7. Party A shall accomplish the New Plant Variety Protection Notification process of this variety.

II.   Right, Responsibilities and Obligations of Party B:

1. Party B shall obtain the parental propagation right of production of hybridized seed and distribution right of Yuyu No. 22 by way of payment of technology licensing fee.

2. Method of payment of technology licensing fee: Party B shall notify to Party A the seed production area of Yuyu No.22 according to the facts by the end of July every year, and make the payment of technology licensing fee by 20RMB each Mu (a unit of area) ofseed production area by the end of December. Provided that Party A has any demurrer regarding the seed production area, it may conduct a spot-test or inspection of aniseed production area at any time, Party shall actively cooperate.

3. Party B shall be fully responsible for the production of hybridized seed and the parental propagation right of production(pound)<172>and guarantee the quality of seed to ensure interests of seed user, and reputation of variety.

4. Party B shall endeavor to support the technical development of Party A and provide necessary sponsorship.

5. Party B shall respect and maintain intellectual property of new variety and its parental selection and breeding of Party A. Party B shall guarantee the propagation of Yuyu No.22 parental inbredline is only used for producing the hybridized seed of Yuyu No.22. Party B shall use one of the parental group to mate other hybridized seeds. Both Parties shall enter into other agreements to stipulate the charge of using and detailed rules.
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III.  Breach and Liabilities

1. Both Parties shall jointly maintain the intellectual property of new variety and its parental and all terms stipulated in this agreement. Any default of any term of this agreement by either Party shall be a breach. Non-Breaching Party shall be entitled to the remedy of economic damages.

2. This agreement shall become effective upon its execution by both Parties. Any other matters shall be revolved by the both Parties through consultation. This agreement shall have two originals and each Party shall keep one original.


Party A: Henan Agriculture University
Legal Representative: Zhang Bailiang

Party B:Beijing Origin Seed Limited
Legal Representative: Yang Yasheng

                                                               February 28, 1998